PRESS RELEASE
FOR IMMEDIATE RELEASE

Longueuil, August 8, 2003

CONFERENCE CALL - CORPORATE UPDATE

Cambior will host a conference call on August 12, 2003 at 11:00 a.m. (local time). The Company will provide an update on the progress at the Rosebel Gold Project in Suriname and on the Company's exploration and operations activities.

Financial analysts are invited to participate in the call by dialling 1-800-470-5906 in North America. Outside of North America, please dial (416) 641-6687. Media and all other interested individuals are invited to listen to the live webcast on the Cambior website at www.cambior.com or through CCNMatthews at www.ccnmatthews.com/cambior . It will also be possible to view or download the Powerpoint presentation of the teleconference through the Company's site at www.cambior.com.

The conference call will be available for replay for a period of 48 hours by calling (416) 626-4100, reservation #21157918. The webcast will also be archived on the Company's website.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants trade on the TSX.

For additional information, please contact:
CAMBIOR INC.
Robert LaVallière
Manager - Investor Relations
Tel. : (450) 677-2699
Fax : (450) 677-3382
E-mail : info@cambior.com
Website : www.cambior.com
PR-2003-31